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                                                                   Exhibit 10.15

                                              July 15, 2004
Mr. David Fisher
c/o optionsXpress Holdings, Inc.
39 S. LaSalle St., Suite 220
Chicago, Illinois 60603

     Re:  Employment Letter Agreement
          ---------------------------

Dear David:

     In keeping with our discussions, this letter agreement memorializes the terms of your employment with optionsXpress Holdings, Inc. (the "Company").

     1. TITLES AND DUTIES. Your title will be Chief Financial Officer, and you will report to the Chairman and the Chief Executive Officer of the Company. As such, you will be responsible for performing such duties and responsibilities as are customarily assigned to such position, and to perform such other services as assigned from time to time by the Chairman and/or the Chief Executive Officer, not inconsistent with your position. You will be expected to devote your full business time and attention to the business of the Company and the performance of your duties.

     2. COMPENSATION; TERM. You will receive an annual base salary of $300,000 (the "Base Salary") paid in accordance with the payroll procedures of the Company, with annual increases (but not decreases) as may be determined by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") in its discretion. The Base Salary payable hereunder, as may be increased from time to time, and any other amounts payable to you under this Agreement (including, without limitation, pursuant to Sections 3, 4 and 5 below), shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans. The term of your employment under this letter agreement shall be deemed to have commenced on July 26, 2004 and shall continue until terminated in accordance with Section 6 below.

     3.   BONUSES.

          (a) Unless the Board of Directors of the Company (the "Board") or the Compensation Committee thereof determines in good faith that you and/or the Company had significant performance issues, during the term of your employment you will be eligible to receive annual bonuses of up to 100% of your Base Salary under, and historically consistent with, the Company's bonus plans for senior level executives, and the grant and payment terms and the amount of any such bonuses shall be determined by the Compensation Committee.

          (b) If you are then employed by the Company on a full-time basis, on or about January 1, 2005, the Company will make a lump sum payment to you in the amount of $200,000.

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     4.   EQUITY COMPENSATION.

          (a) On July 15, 2004, the Company granted to you an option to purchase 15,625 shares of the common stock of the Company upon the terms and conditions set forth in the Company's 2001 Equity Incentive Plan (the "Plan") and that certain Employee Option Grant Agreement entered into between the Company and you as of July 15, 2004 (the "Option Agreement"). The Option Agreement will be amended on or after the date hereof to provide that (i) in the event of a Change in Control of the Company (as defined in the Plan but EXCLUDING an initial public offering of the Company's common stock (the "IPO")), on the date of, and immediately prior to, the consummation of such Change in Control, one-half (1/2) of the unvested portion of such option shall vest and become exercisable, and the balance of the unvested shares subject to such option shall continue to vest ratably as provided in the Option Agreement, and (ii) if your employment is terminated by the Company without Cause (as defined below) and such termination is in connection with, and within 18 months after, a Change in Control, all of the unvested shares subject to such option shall fully vest on the later of (A) your termination of employment with the Company, and
     (B) the consummation of such Change in Control.

          (b) Effectively promptly after the closing of the IPO, the Company will further grant to you an option to purchase 4,000 shares of the Company's common stock upon the terms and conditions of the Plan and its then-current form of Employee Option Grant Agreement. The exercise price for such grant shall be equal to the per-share IPO price. The option will vest subject to the terms and conditions set forth in the Plan and the then-current form of Employee Option Grant Agreement; PROVIDED, that in the event of a Change in Control of the Company (as defined in the Plan but EXCLUDING the IPO), on the date of, and immediately prior to, the consummation of such Change in Control, one-half (1/2) of the unvested portion of such option shall vest and become exercisable, and the balance of the unvested shares subject to such option shall continue to vest ratably as provided in the then-current form of the Employee Option Grant Agreement; PROVIDED, HOWEVER, that if your employment is terminated by the Company without Cause and such termination is in connection with, and within 18 months after, a Change in Control, all of the unvested shares subject to such option shall fully vest on the later of (i) your termination of employment with the Company, and (ii) the consummation of such Change in Control.

          (c) Pursuant to a Restricted Stock Agreement substantially in the form attached hereto as EXHIBIT A, the Company will grant to you 8,125 shares of common stock of the Company which are subject to certain contractual restrictions as set forth therein.

     5. EMPLOYEE BENEFITS. During the term of your employment, you will be entitled to participate in all employee welfare benefit plans of the Company applicable to senior level executives (including, without limitation, participation in any medical insurance and 401(k) plans generally maintained by the Company from time to time). In addition, during the term of your employment, you will be entitled to three (3) weeks' paid vacation per year. Further, you shall be entitled to reimbursement for expenses incurred by you in the ordinary course of the

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Company's business (subject to the Company's policies with respect to reporting and documentation of such expenses).

     6.   TERMINATION AND SEVERANCE.

          (a) During the term of employment hereunder, your employment may be terminated as follows:

               (i) At any time upon prior written notice by the Company for any reason other than Cause (as defined below) or for no reason ("Termination Without Cause").

               (ii) At any time upon three (3) months' prior written notice by you for any reason other than Good Reason (as defined below) or for no reason.

               (iii) Automatically in the event of (A) your death or (B) your inability to perform the essential duties, responsibilities and functions of your position with the Company as a result of any mental or physical incapacity, even with reasonable accommodations for such disability or incapacity provided by the Company, which inability lasts (or is likely to last, based on competent medical evidence presented to the Board) for a continuous period of six (6) months or longer. The reasoned and good faith judgment of the Board as to your mental or physical inability to perform shall be final so long as such judgment is based on competent medical evidence presented to the Board by you and by any physician or group of physicians engaged by you or the Board to advise the Board on such matters.

               (iv) Immediately upon written notice by the Company if such termination is for Cause ("Termination for Cause").

               (v) Immediately upon written notice by you if such termination is for Good Reason.

               (vi) At any time by mutual written agreement between you and the Company.

          (b) Upon termination of your employment hereunder for any reason, all obligations of the Company shall cease upon such termination, except the Company's obligations to (i) pay the compensation set forth in Section 2 hereof through the date of such termination, (ii) provide the benefits set forth in Section 5 hereof through the date of such termination and to comply with all state and federal laws and regulations applying to such benefits and (iii) pay the severance benefits, if applicable, to you pursuant to the terms and conditions set forth in Section 6(c) below. In the event that your employment is terminated by you without Good Reason or as a result of a Termination for Cause by

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     the Company, you shall not be entitled to any bonus compensation in respect of the calendar year of your termination.

          (c) In the event that your employment is terminated for Good Reason or as a result of a Termination Without Cause, you shall be entitled to receive an amount equal to twelve (12) months' severance pay at the monthly rate of your then-current Base Salary, payable in twelve (12) equal monthly installments following such termination, unless increased pursuant to the terms of Section 6(f) below, if and only if (i) you have executed and delivered to the Company a mutual general release of all claims against you, on the one hand, and the Company and its directors, officers and affiliates, on the other hand, which general release shall be in the form of EXHIBIT B attached hereto (with such modifications as may be necessary to comply with then-existing legal requirements), and (ii) subsequent to such termination, you shall not have (A) revoked or breached the provisions of such general release or breached or otherwise failed to comply with the provisions of Sections 7, 8 or 9 of this letter agreement, or (B) applied for unemployment compensation chargeable to the Company during such severance period.

          (d) For purposes hereof, the term "Cause" means the following: (i) the commission of fraud, theft or embezzlement by you in connection with your duties to the Company or any of its customers or other material business relations; (ii) your conviction of (or entry of a plea of guilty or NOLO CONTENDERE to) a felony (other than minor traffic violations) (A) in connection with your duties to the Company or any of its customers or other material business relations, or (B) that materially and adversely effects your ability to continue in your position and fulfill your duties to the Company under applicable laws and regulations; (iii) your mismanagement demonstrably injurious to the Company, which is not cured within thirty (30) days after a written demand is delivered to you by the Board which identifies the grounds therefor; or (iv) any breach by you of the provisions of this letter agreement (including any breach by you of the provisions set forth in Sections 7, 8 or 9 hereof) or any other breach of any other agreement between or among you and the Company, in either event which breach has not been cured within thirty (30) days after a written demand is delivered to you by the Board which identifies the grounds therefor. Any disagreement concerning whether there has been "Cause" for termination will be resolved by the Board in its sole discretion acting in good faith after providing you an opportunity to address the Board at a full meeting thereof regarding whether or not there has been "Cause" for termination.

          (e) For purposes hereof, the term "Good Reason" means your termination of employment with the Company as a result of the failure of the Company to comply in any material respect with any of its obligations hereunder or under any other agreements with you which remains uncured for a period of thirty (30) days following your written notice to the Company of such failure.

          (f) In the event your employment with the Company is terminated for any reason, the Company shall have the option to elect in writing within sixty (60) days after the date of termination to pay you, in equal monthly installments, an additional amount equal to your then-current Base Salary for up to twenty-four (24) additional months following the Noncompetition Period, with any such additional period being referred to

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     herein as the "Additional Restriction Period" (which amount shall be in addition to any other amounts payable to you under Section 6(c) hereof). If the Company makes such election then the restrictions contained in Sections 8(a) and (b) hereof shall commence on the date of such termination and extend for the Additional Restriction Period. In the event the Company fails to make such election in the manner and during the time period set forth above, then the Company shall be deemed to have waived its rights to make an election under this Section 6(f).

     7.   CONFIDENTIALITY.

          (a) You will not at any time during, or after termination of, your employment with the Company disclose to anyone or make use of, directly or indirectly, any Confidential Information (as defined below). All records of every nature and description relating to the Company's business during your employment, whether or not prepared by you, shall be and remain the property of the Company. All records of every nature and description relating to the Company's business during your employment shall be left with or delivered to the Company upon termination of your employment.

          (b) For purposes of this letter agreement, "Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the Company or its subsidiaries or their business relations and their respective business activities and includes, without limitation, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities and individual requirements of, and specific contractual arrangements with, the Company's and its subsidiaries' customers, employees, independent contractors, clearing agencies, joint venture partners and other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) information related to any and all intellectual and proprietary property and rights and rights in Confidential Information of every kind and description anywhere in the world, including all (A) patents, patent applications, patent disclosures and inventions, (B) internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (C) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data, data bases and documentation thereof, (F) trade secrets and other Confidential Information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial

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     and marketing plans and customer and supplier lists and information), (G)
     other intellectual property rights and (H) copies and tangible embodiments thereof (in whatever form or medium).

          (c) Notwithstanding the provisions of this Section 7, information shall not be deemed "Confidential Information" for purposes hereof if such information is (i) in the public domain (other than as a result of a breach of this Agreement by you), (ii) approved for release by the Company, (iii) lawfully obtained by you after termination of your employment with the Company from third parties (other than the Company or any of its affiliates or any of their respective employees, directors or representatives) on a nonconfidential basis who, to your knowledge, are not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company or any of its affiliates, or (iv) actually known by you prior to the commencement of the discussions between the Company and you which resulted in your employment with the Company as evidenced by written records maintained by you.

     8.   NONCOMPETITION; NONSOLICITATION.

          (a) You acknowledge that (i) you are one of the Company's key employees and that you are and will become familiar with the Company's trade secrets and with other confidential information concerning the Company, including the Company's (A) inventions, technology and research and development, (B) customers and vendors and customer and vendor lists,
     (C) products and services (including those under development) and related costs and pricing structures, (D) accounting and business methods and practices, and (E) similar and related confidential information and trade secrets; (ii) your services have been and shall continue to be of special, unique and extraordinary value to the Company and that you have been and will be substantially responsible for the growth and development of the Company and the creation and preservation of the Company's goodwill; and
     (iii) the Company would be irreparably damaged (including a significant loss of goodwill) if you were to provide similar services to any person or entity competing with the Company or engaged in a similar business. Due to your access to the confidential proprietary information, customer information and customer relationships and uniqueness of your services to the Company and in consideration of the Company's agreements herein, you agree that for the term of your employment with the Company and a period of one (1) year after termination of your employment as provided hereunder (the "Noncompetition Period"), unless such one (1) year period is extended pursuant to the provisions of Section 6(f) above, you shall not directly or indirectly, either for yourself or for any other individual, corporation, partnership, joint venture or other entity, own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with or render services for any entity that (in whole or in part) engages or proposes to engage in, or in any other manner engage, anywhere in the world, in the on-line securities industry for the retail, consumer customer base (including, for the avoidance of doubt and without limitation, the service of retail brokerage accounts through independent representatives) or any other business conducted by the Company or any of its subsidiaries during your employment term or proposed to be conducted by the Company or any of its subsidiaries within the six (6) month period prior to the

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     termination of your employment; PROVIDED, HOWEVER, that nothing herein shall prohibit you from being a passive owner of not more than ten percent (10%) of the outstanding stock of any class of a corporation which is publicly traded so long as you do not have any active participation in the business of such corporation.

          (b) During the Noncompetition Period, you shall not directly or indirectly (through any other individual, corporation, partnership, joint venture or other entity or otherwise) (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company or any of its subsidiaries at any time during the six (6) month period immediately prior to the date on which such hiring would take place, or
     (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company or any of its subsidiaries in order to induce or attempt to induce such person to cease doing business with the Company or any of its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its subsidiaries. Each of you and the Company (on behalf of itself and its subsidiaries) mutually agree not to make any negative statements or communications about the other and, in the case of the Company, about any of its subsidiaries.

          (c)  If, at the time of enforcement of the covenants contained in this
     Section 8 (the "Restrictive Covenants"), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, you agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. You acknowledge that you have consulted with legal counsel regarding the Restrictive Covenants and, based on such consultation, have determined and hereby acknowledge that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company's business and the on-line nature of the Company's business is such that it is not conducted with respect to geographical boundaries.

          (d) If you breach, or threaten to commit a breach of, any of the Restrictive Covenants, the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

          (e) In the event of any breach or violation by you of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

     9.   THE COMPANY'S OWNERSHIP OF INTELLECTUAL PROPERTY.

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          (a)  In the event that you, as part of your activities on behalf of the Company or any of its subsidiaries generate, author or contribute to (whether before or after the date of this letter agreement) any invention, design, new product or service development, device, product, method or process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the Company's or any of its subsidiaries' business as now or hereinafter conducted (the "Intellectual Property"), you acknowledge that such Intellectual Property is the exclusive property of the Company and hereby assign all right, title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by you will be deemed "a work made for hire" under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised in the copyright therein. You shall promptly and fully disclose to the Company all Intellectual Property not generally known to the Company through the ordinary course of operation of the business, and you shall cooperate with the Company to protect the Company's interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of your employment with the Company). The Company agrees to pay you for any reasonable costs, fees and expenses incurred by you for providing your assistance pursuant to this Section 9, including, but not limited to, any of your costs, expenses and your hourly fees if such assistance is provided after your termination for any reason.

          (b) In accordance with Section 2872 of the Illinois Employee Patent Act, Ill. Rev. Stat. Chap. 140, Section 301 et seq. (1983), you are hereby advised that Section 9 of this Agreement regarding the Company's ownership of Intellectual Property does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on your own time, unless (i) the invention relates to the business of the Company or any of its subsidiaries or to the Company's or any of its subsidiaries actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by you for or on behalf of the Company or any of its subsidiaries.

     10. BINDING EFFECT. The terms hereof shall be binding upon and shall inure to the benefit of you and the Company, the successors and assigns of the Company, and the heirs, executors, administrators, legal representatives and assigns of you, PROVIDED THAT your rights and obligations hereunder may not be delegated or assigned.

     11. ENTIRE AGREEMENT. This letter agreement shall supersede any former oral agreement and any former written agreement heretofore executed relating generally to your employment with the Company, and this letter agreement can only be amended, altered or terminated and its provisions can only be waived by an agreement in writing signed by you and the Company; PROVIDED, HOWEVER, that this letter agreement shall not be deemed to supersede any restricted stock, equity award or other agreement between the Company and you.

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     12.  REPRESENTATIONS. You hereby represent and warrant to the Company that
(a) the execution, delivery and performance of this Agreement by you does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which your are a party or by which your are bound, (b) you are not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any person or entity other than the Company and/or its subsidiaries and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of you, enforceable in accordance with its terms. You hereby acknowledge and represent that you have consulted with independent legal counsel (or that you have decided to forego the engagement of such legal counsel) regarding your rights and obligations under this Agreement and that you fully understand the terms and conditions contained herein.

     13. COOPERATION. During the term of your employment and for a period of two (2) years after termination of your employment for any reason, you shall reasonably cooperate with the Company in (a) any internal investigation or any administrative, regulatory or judicial proceeding (so long as such investigation or proceeding is not adversarial in nature between you and the Company) or (b) any dispute with a third party, as reasonably requested by the Company (including, without limitation, being available to the Company upon reasonable advance notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other activities and commitments). In the event the Company requires your cooperation in accordance with this Section, the Company shall reimburse you for all reasonable travel and other out-of-pocket expenses (including lodging and meals) incurred by you in connection therewith promptly upon submission of receipts therefor.

     14. REMEDIES. In the event that you violate any of the provisions hereof, you hereby acknowledge that the Company will suffer irreparable damages and will be entitled to full injunctive relief or such other relief against you as may be provided by law or in equity.

     15. ENFORCEABILITY. This letter agreement shall be construed and enforced under the laws of the State of Illinois without giving effect to the principles of conflicts of laws thereof. If any provision of this letter agreement is held invalid or unenforceable by operation of law or otherwise, such circumstances shall not have the effect of rendering any of the other provisions of this letter agreement invalid or unenforceable.

                            [SIGNATURE PAGE FOLLOWS]

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                 [SIGNATURE PAGE TO EMPLOYMENT LETTER AGREEMENT]

     By signing below, the Company agrees to all of the terms and conditions of this letter agreement. Please indicate your acceptance of these terms and conditions by signing each enclosed copy of this letter agreement where indicated below, and return an originally-executed copy of this letter agreement to the undersigned.

                                      Sincerely yours,

                                      optionsXpress Holdings, Inc.


                                      By:   /s/ DAVID KALT
                                         ---------------------------------------
                                            David Kalt, Chief Executive Officer

ACCEPTED AND AGREED as of
this 15th day of July, 2004.

 /s/ DAVID FISHER
------------------------------
David Fisher